Exhibit 10.1

November 23, 2020

James M. Sullivan

Re:    Extension of Employment Term

Dear Jim:

As you know, the letter agreement between you and Sealed Air Corporation (the “Company,” “we” or “us”) dated June 14, 2019 (the “Letter Agreement”) provides that your term of employment (defined in the Letter Agreement as the “Term”) is scheduled to end on December 31, 2020, unless we mutually agree to an extension. This letter confirms in writing our mutual understanding regarding the extension of the Term. Capitalized terms not otherwise defined in this letter are as defined in the Letter Agreement.

1.Extension of Term. The Term is extended until March 31, 2021 (or such earlier date in 2021 as we may mutually agree). In this letter, the period from January 1, 2021 to the end of the Term is referred to as the “Extension Period.”

2.Duties During Extension Period. You will continue to serve as a Senior Vice President and the Chief Financial Officer of the Company through the end of the Term with the same duties and responsibilities as set forth in the Letter Agreement; provided, however, that if a new Chief Financial Officer is appointed before the end of the Term, you agree to remain employed after that appointment through the end of the Term in a non-executive, advisory role supporting the transition to that new Chief Financial Officer.

3.Compensation During Extension Period. During the Extension Period, you will continue to receive your base salary at your current rate and you will continue to participate in the Company’s employee benefit plans in which you are eligible in accordance with their terms. Upon completion of the Term, except in case of termination of your employment by action of the Company for Cause or by you without Good Reason, you will receive a bonus in the gross amount of $167,000, payable in a cash lump sum as soon as practicable (not more than 30 days) after completion of the Term. You will not receive a long-term incentive award grant in 2021. For the avoidance of doubt, you will remain eligible to receive payment of your 2020 annual bonus earned under the Annual Incentive Plan (payable at the same time 2020 annual bonuses are payable to other senior executives, no later than March 15, 2021).

Except as described above, the Letter Agreement otherwise remains in effect, including the “special equity vesting terms” in Section 5 of the Letter Agreement.

Please indicate your agreement with this letter by signing the enclosed copy of this letter and returning it to my attention. Please let me know if you have any questions.
Sincerely,

/s/ Edward L. Doheny II
Edward L. Doheny II
President and Chief Executive Officer

Accepted and Agreed to:

/s/ James M. Sullivan            November 23, 2020
James M. Sullivan                Date

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